Exhibit 10.4
BROWN-FORMAN
2004 OMNIBUS COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD
SUMMARY

Participant:	EMPLOYEE NAME
Grant Date:	July XX, 201X
Vesting Date:	April 30, 201X
Number of Class B Common RSUs:	[ ]
Class B Common Stock Price per Share on Grant Date:	$[ ]
     THIS AWARD, effective as of the Grant Date set forth above, represents a grant of Class B Common Restricted Stock Units by Brown-Forman Corporation, a Delaware corporation (the “Company”), under the Company’s 2004 Omnibus Compensation Plan, as amended (the “Plan”) to the Company employee named above (“Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
     1. Grant of Restricted Stock Units. The Company hereby grants to the Participant that number of Class B Common Restricted Stock Units (“RSUs”) set forth in the summary table above. Each RSU represents the right to receive one share of the Company’s Class B Common Stock, subject to the terms and conditions set forth herein and in the Plan. The RSUs are granted pursuant to Section 7.3 of the Plan as “market value units” (“MVUs”), and for purposes of the Plan, shall be designated and treated as MVUs under the Plan.
     2. Restrictions on Transferability. Until the delivery of shares of the Company’s Class B Common Stock with respect to the RSUs in accordance with the terms of this Award, the RSUs may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of the RSUs shall be void and of no effect, and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.
     3. Risk of Forfeiture and Payment of Shares. Except as provided herein or in the Plan, the risk of forfeiture to which the RSUs are subject shall expire, and the number of shares of the Company’s Class B Common Stock represented by this Award shall be issued to the Participant on the vesting date set forth in the summary table above (“Vesting Date”) provided that the Participant remains continuously employed by the Company or its Affiliates through the Vesting Date.
     4. Termination of Employment. In the event the Participant does not remain continuously employed by the Company or its Affiliates through the Vesting Date, the following rules will apply:
          4.1 Retirement. “Retirement” means termination of employment on or after reaching age 55 with at least five (5) full years of service, or on or after reaching age 65 with any
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service. If the Participant terminates employment by reason of Retirement, the RSU Vesting Date will remain the same, except that the Participant will not be required to remain employed from the Retirement date through the Vesting Date in order to receive payment hereunder; provided, however, that if the Participant terminates employment by reason of Retirement during fiscal 2011, the number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during fiscal 2011 prior to Retirement (out of a 12 month year), with the remaining portion being immediately canceled and forfeited. Retirement does not accelerate the Vesting Date or the issuance of shares on such date.
          4.2 Death/Disability. If the Participant dies or terminates employment due to Disability (Disability to be determined by the Plan Administrator in its sole discretion in accordance with Section 2.19 of the Plan), the RSU will vest immediately and the number of shares of the Company’s Class B Common Stock represented by this Award shall be delivered to the Participant’s beneficiary(ies), as determined pursuant to Section 8 below, within thirty (30) days of the Participant’s death or termination of employment due to Disability, with the payment date within such period to be determined by the Company in its sole discretion. Provided, however, that if the Participant dies or terminates employment due to Disability during fiscal 2011, the number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during fiscal 2011 prior to the Participant’s termination of employment due to death/Disability (out of a 12 month year), with the remaining portion being immediately canceled and forfeited.
          4.3 Voluntary Termination, Involuntary Termination for Cause, Involuntary Termination for Poor Performance. Unvested RSUs shall be immediately forfeited to the Company, without compensation to the Participant, in the event of the Participant’s voluntary termination, involuntary termination for Cause (as such term is defined in the Plan), or involuntary termination for Poor Performance (as determined by the Plan Administrator in its sole discretion).
          4.4 Involuntary Termination – “No Fault”. If the Participant’s employment is involuntarily terminated with “no fault” on the part of the Participant (as determined by the Plan Administrator in its sole discretion), the RSU Vesting Date will remain the same, except that the Participant will not be required to remain employed following such “no fault termination” date order to receive payment hereunder; provided however, that if the Participant’s employment is involuntarily terminated with “no fault” on the part of the Participant during fiscal 2011, the number of RSUs subject to this Award shall be prorated based upon the number of months worked during fiscal 2011 prior to termination (out of a 12 month year), with any unearned portion being immediately canceled and forfeited. A “no fault” termination does not accelerate the Vesting Date or the issuance of shares on such date.
          4.5 Termination for any Other Reasons. Unless otherwise determined by the Plan Administrator, in its sole discretion, if the Participant’s employment terminates for any reason other than those set out in items 4.1, 4.2, 4.3 or 4.4 immediately above or item 5 below prior to the Vesting Date, unvested RSUs shall be immediately forfeited to the Company, without compensation to the Participant. Notwithstanding the foregoing, if the Plan
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Administrator determines to accelerate the Vesting Date for any Award upon the Participant’s termination of employment, the payment date will be a date within sixty (60) days following the Participant’s termination of employment, with the payment date within such period to be determined by the Company in its sole discretion.
     5. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, RSUs shall be treated in accordance with Article 11 of the Plan. Provided however, that in the event a termination without Cause or by Constructive Discharge (with the circumstances constituting a Constructive Discharge to be determined by the Plan Administrator in its discretion at or prior to a Change of Control) following a Change of Control occurs during fiscal 2011, the number of RSUs subject to this Award shall be prorated based upon the number of whole months worked during fiscal 2011 prior to termination (out of a 12 month year), with any unearned portion being immediately canceled and forfeited.
     6. Rights as a Shareholder. The Participant has no rights as a shareholder including, but not limited to, the right to receive dividends or dividend equivalents, or to vote on shareholder issues, with respect to the RSUs. Shareholder rights accrue only upon the vesting of the RSUs on the Vesting Date and the subsequent delivery of the shares.
     7. Recapitalization. If there is any change in the Company’s equity capitalization through the declaration of stock dividends or through recapitalization resulting in stock splits or through merger, consolidation, exchange of shares, or otherwise, the Plan Administrator shall adjust the number of RSUs to prevent dilution or enlargement of rights.
     8. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, addressed to the attention of the Compensation Department in Louisville, Kentucky. Absent a Participant’s proper and timely designation of a beneficiary under this Section 8, any benefits payable under this Award upon the Participant’s death shall be paid to the Participant’s estate.
     9. Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Company, nor shall this Award interfere in any way with the Company’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Company and any of its subsidiaries, or between any divisions or subsidiaries of the Company shall not be deemed a termination of employment for purposes of the vesting of RSUs.
     10. Tax Consequences. By accepting this Award, the Participant acknowledges that (i) the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award and/or its vesting and the issuance of Class B Common Stock in connection therewith; (ii) he or she understands that the Company may deduct or withhold, or
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require the Participant to remit to the Company, an amount of Class B Common Stock sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the vesting of this Award; and (iii) he or she is encouraged to consult with a qualified tax advisor concerning the RSUs.
     11. Miscellaneous.
          11.1 This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the RSUs, all of which shall be binding upon the Participant.
          11.2 Subject to the provisions of the Plan and any applicable law (including Section 409A of the Code), the Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.
          11.3 This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Participant agrees to take all steps necessary to comply with all Federal and state securities laws applicable to this Award.
          11.4 The Company’s obligations under the Plan and this Award shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
          11.5 To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          11.6 This Award is subject to the terms of the Plan and Administrative Guidelines promulgated under it from time to time. In the event of a conflict between this document and the Plan, the Plan as well as any determinations made by the Plan Administrator as authorized by the Plan, shall govern.
          11.7 The parties acknowledge and agree that, to the extent applicable, this Award shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision of this Award to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Award may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Award and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company
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reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Award from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Award or (ii) comply with the requirements of Section 409A of the Code.
          11.8 Notwithstanding any other provision of this Award, to the extent the delivery of the shares of the Company’s Class B Common Stock represented by this Award is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such shares shall be made upon a Participant’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if the Participant is deemed at the time of his termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the shares of the Company’s Class B Common Stock to which the Participant is entitled under this Award, and which is deliverable to the Participant due to his or her termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).
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     IN WITNESS WHEREOF, the Company has executed this Restricted Stock Unit Award effective as of the Grant Date set forth above.

BROWN-FORMAN CORPORATION
By:
Lisa Steiner
Senior Vice President, Chief Human Resources Officer

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